EXHIBIT 4.13

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND UNDER ANY SUCH APPLICABLE STATE LAWS. FURTHERMORE, THIS DEBENTURE MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT HEREINAFTER REFERRED TO, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER HEREOF, AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS DEBENTURE UPON WRITTEN REQUEST.

                               SPARE BACKUP, INC.

                          SENIOR UNSECURED CONVERTIBLE
                              PROMISSORY DEBENTURE


DATE May 12, 2008                                                     [$745,000]


         FOR VALUE RECEIVED, the undersigned, SPARE BACKUP, INC. ("Spare Backup" or the "Company"), having its principal business address at 72-757 Fred Waring Drive, Palm Desert, California 92260, hereby promises to pay to the order of __________________, or its registered assigns (collectively, the "Holder"), at the address set forth on the signature page of the Securities Purchase Agreement (as defined below), or at such other place as the Holder of this Debenture shall from time to time have designated to the Company in writing at the date of maturity set forth below, the principal amount of ___________________________ dollars ($____________), together with interest on the unpaid principal amount at the rate of ten percent (10%) per annum (the "Debenture"), and, subject to
Section 5 hereof, with the principal balance and all accrued interest being due and payable three (3) months from the final closing date (the "Closing") of the Offering (the "Offering") pursuant to which this Debenture is issued. This Debenture is a senior unsecured convertible debenture of the Company issued pursuant to the Securities Purchase Agreement dated as of May [12], 2008 among the Company and the Purchasers, as defined therein (as from time to time in effect, the "Securities Purchase Agreement"). Certain terms defined in the Securities Purchase Agreement and not otherwise defined herein are used herein as so defined.

    1.   PAYMENTS OF INTEREST AND PRINCIPAL.

         a. Interest. Company shall pay interest to Holder on the unpaid outstanding principal balance of the Debenture hereunder at the rate of ten percent (10%) per annum to be paid quarterly with the first payment commencing for the quarter ended June 30, 2008, payable within thirty
         (30) days of the end of the quarter. Interest may be paid in cash or common stock at the option of the Company. In the event that the Company elects to pay any interest payment date in shares of Company common stock, the number of shares of common stock to be issued to each Holder as such interest shall be determined by dividing the aggregate amount of interest then payable to the Holder by the Market Price (as defined below) as of the applicable interest payment date, and rounding up to the nearest whole share. Residual interest will be paid in cash. The term "Market Price" shall mean (i) thirty cents ($0.30) in the event there is no public market for the common stock or (ii) the volume weighted average price (as determined by using the `VAP' function on Bloomberg "VWAP") for the common stock for the ten (10) trading days preceding the interest payment date in the event a market exists for the common stock. Interest not paid within thirty (30) days following the end of each quarter shall cause the conversion price of both the Debentures and the Warrants issued in connection herewith to be reduced by ten percent (10%) from the current conversion price or exercise price per each such occurrence;

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         b. Maturity. Company shall have no duty or obligation to pay any portion of the outstanding principal amount owed hereunder during the term of the Debenture which will run for three (3) months from the Closing pursuant to which this Debenture is issued ("Maturity"). At Maturity, the Company will pay the entire principal amount of this Debenture then outstanding, together with all accrued and unpaid interest thereon. If the Debentures have not converted or been repaid by the Maturity date then the Debenture will be subject to the Default Amortization, as defined in Section 5; and

         c. Payments. All payments made hereunder shall be applied as made first to the payment of interest then due, and the balance of said payment shall be applied to the payment of the principal sum.

    2. PREPAYMENT. From and after the date hereof until Maturity, Company shall have the option to prepay all, but not in part, the remaining principal balance of the Debenture. To prepay the Debenture the Company will pay the Holder 110% of the face value of the remaining principal balance of the Debenture plus any accrued and unpaid interest on the principal amount. Written notice of each voluntary prepayment pursuant to this Section 2 shall be given not fewer than ten (10) days prior to the prepayment date by mailing to each Holder at such Holder's address on the books of the Company, by first class certified mail, postage prepaid, return receipt requested, a notice of intention to prepay, specifying the date of prepayment, the principal amount of this Debenture to be prepaid on such date and the accrued and unpaid interest applicable to such prepayment. The Company will not, and will not permit any of its Subsidiaries or Affiliates to, purchase, redeem or otherwise acquire any Debenture except upon the payment or prepayment thereof in accordance with the terms hereof or pursuant to an offer made to all Holders.

    3. REGISTRATION RIGHTS. The Company agrees to extend registration rights for all of the shares of Common Stock received upon conversion of this Debenture or exercise of the Warrant issued pursuant to the Securities Purchase Agreement, and use its "best efforts" after the Closing and any additional financings to file a registration statement. This registration statement shall cover the resale of the shares of all Common Stock as well as the Warrants. In the event that Spare Backup completes the raise of any additional monies prior to filing a registration statement for the Common Stock received upon conversion of this Debenture or exercise of the Warrant issued pursuant to the Securities Purchase Agreement, with the Securities Exchange Commission, Spare Backup agrees to offer the same registration rights and securities pricing to the Holder if either is more favorable to the Holder.

    4. CONVERSION. At any time after the Closing, the Holder may convert all or any amount of the principal amount and any accrued and unpaid interest on the Debenture into common stock of the Company at a conversion price of thirty cents ($0.30) per share of common stock (the "Initial Fixed Debenture Conversion Price"), subject to adjustment as described in Section 1.a above and below. In the event the outstanding common stock of the Company is hereafter changed into or exchanged for a different number or kind of shares, or other securities of the Company, or of another corporation, by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, reverse stock split, forward stock split, stock dividend, or otherwise, the aggregate number, price and kind of securities subject to the conversion rights of this Debenture shall be adjusted appropriately. In the event the Company shall declare a distribution payable in securities of the Company other than shares of common stock, securities of other entities, securities evidencing indebtedness issued by the Company or other entities, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 4, upon conversion of this Debenture the Holder of this Debenture shall be entitled to a proportionate share of any such distribution as though such Holder were the holder of the number of shares of

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common stock into which this Debenture (or portion then being converted) is convertible as of the record date fixed for the determination of the holders of common stock entitled to receive such distribution. In addition, at the option of the Holder, Holder may convert all or any amount of the principal amount of the Debenture and any accrued and unpaid interest into the securities offered by the Company in a subsequent financing of $5,000,000 or more completed by the Company (the "Subsequent Financing") on the same terms and conditions as the other investors in the Subsequent Financing or be redeemed for cash by the Company at the face value of the Debenture plus accrued interest at the time of closing of the Subsequent Financing.

    5. DEFAULT AMORTIZATION. In the event the Debenture is not converted into a Subsequent Financing because the Subsequent Financing has not closed within the term of this Debenture, the Company will redeem 1/12th of the principal amount of the outstanding Debentures every month beginning on August 1, 2008, at a redemption price equal to the face value of the Debenture plus accrued and unpaid interest in either cash or Company common stock. The Holders may make an election on a monthly basis to receive the monthly redemption payment in cash or Company common stock. If the Holder elects to be repaid in Company common stock the redemption price will be equal to the lesser of the Initial Fixed Debenture Conversion Price (as adjusted from time to time) or 90% of the 10 day VWAP market price prior to the redemption date. Alternatively, beginning on August 1, 2008 Holders will have the right to convert the entire principal amount of the Debenture plus accrued and unpaid interest into Company Common Stock at the Initial Fixed Debenture Conversion Price (as adjusted from time to time) at any time.

    6. SPECIAL RESET TERMS. In the event the Company issues any shares of its common stock or issues any options, warrants, convertible preferred stock or convertible debt issuable or convertible into common stock of the Company at an exercise or conversion price per share less than Initial Fixed Debenture Conversion Price then in effect, within fifteen (15) months following the Closing, then the exercise price or conversion price, as the case may be, of this Debenture and Warrants shall be reset to such lower price, but with no floor, notwithstanding the provision for adjustment provided for in Section 1a hereof. This reset provision shall not apply with regard to stock options and warrants covered by a Form S-8 Registration Statement for employees, directors, and consultants that are unanimously approved by the Board of Directors. In addition, this reset provision shall not apply with respect to the issuance of any securities approved in writing by the Holders of more than a super-majority (67%) interest of the principal amount of the Debentures.. All price information is subject to adjustment as provided in Section 5 above.

    7. SENIORITY. The Debentures will be senior in right of payment to all existing indebtedness of the Company. In the event the Debenture is not converted or redeemed prior to Maturity and the Company issues new debt which is senior to the Debenture then the Company will immediately redeem the Debenture for 110% of the face value of the remaining principal balance of the Debenture plus accrued and unpaid interest. The Company agrees to not issue any senior debt prior to Maturity unless it is a part of the Subsequent Financing.

    8. DEFAULT. The occurrence of any of the following shall constitute an event of default ("Event of Default") provided such default is declared by the Holders of at least forty percent (40%) of the principal amount of the Debentures issued in this Offering and then outstanding:

         a. Failure to Pay. The Company fails to pay, when due, any of the obligations provided for in this Debenture at their due date or under any other debenture or obligations of the Company to the Holder following two (2) days after written or facsimile notice from the Holder to the Company

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         b. Denominated Events. The occurrence of any event expressly denominated as an Event of Default in this Debenture;

         c. Failure to Perform. The Company fails to perform or observe any material covenant, term or condition of this Debenture, the Warrants or the Securities Purchase Agreement or any other debenture or obligation issued or owing in respect to Holder and to be performed or observed by the Company, and such failure continues unremedied for a period of two
         (2) days after written or facsimile notice from the Holder to the Company of such failure;

         d. Petition By or Against the Company. There is filed by or against the Company any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors;

         e. Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for the Company, or for all or a substantial part of its assets, or the Company shall be adjudicated bankrupt or in need of any relief provided to debtors by any court;

         f. Material Misstatements. The written materials furnished with respect to the Company contain a material misstatement of a material fact or omits to state a material fact relevant to the Company, its management, or the operations of the Company;

         g. Breach of Representation. Any written representation or warranty of or with respect to the Company made in connection with this Debenture shall prove to have been false in any material respect on the date as of which it was made without reference to whether such representation or warranty was made with knowledge or without knowledge;

         h. Reservation of Shares. The Company shall fail to keep reserved a sufficient number of shares of common stock (or such other security as the case may be) for issuance upon conversion of the Debentures or shall fail to issue an amount of shares of common stock (or such other security as the case may be) upon the conversion by the Holder; or

         i. The Company sells all or a substantial portion of its assets or mergers with or consolidates into any other corporation (other than a merger of a wholly-owned subsidiary of the Company into the Company), or dissolves or liquidates.

    9.   REMEDIES.

         a. Acceleration. Upon the occurrence of an Event of Default and for so long as such default is continuing:

            (i) The total amount of (a) of this Debenture and all other sums owing to Holder which are (i) then due and unpaid or (ii) thereafter to become due and payable; and (b) interest on the foregoing sums, at the rate of one and one-half percent (1 1/2%) per month, but not greater than the highest rate permitted by law, from said occurrence until paid in full (the "Default Amount") shall, at the option of Holder, become immediately due and payable without notice or demand; and

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            (ii)  Holder may exercise any of the other remedies provided under applicable laws or in equity.

    10. CUMULATIVE REMEDIES; WAIVERS. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Holder at law or in equity. No express or implied waiver by Holder of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Holder in exercising any rights granted it hereunder under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Holder shall not exhaust the same or constitute a waiver of any other right provided herein.

    11. COSTS AND EXPENSES. The Company shall be liable for all costs, charges and expenses incurred by Holder by reason of the occurrence of any Event of Default or the exercise of Holder's remedies with respect thereto.

    12. NO MARSHALLING. Holder shall be under no obligation to proceed against any or all of the collateral before proceeding directly against the Company. Holder shall be under no obligation whatsoever to proceed first against any of the collateral before proceeding against any other of the collateral. It is expressly understood and agreed that all of the collateral stands as equal security for all obligations described above, and that Holder shall have the right to proceed against any or all of the collateral in any order, or simultaneously, as in its sole discretion it shall determine. It is further understood and agreed that Holder shall have the right, as it, in its sole discretion, shall determine to retain, sell or dispose of any or all of the collateral in any order or simultaneously.

    13. OTHER REMEDIES. The remedies granted to Holder herein upon an Event of Default are not restrictive of any and all other rights and remedies of Holder provided for by this Debenture, any of the relevant documents and applicable law.

    14.  MISCELLANEOUS.

         a. Waivers. No waiver of any term or condition of this Debenture shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Holder to exercise any power hereunder, or it insists upon strict compliance by the Company of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Holder to demand exact compliance with such terms.

         b. Invalid Terms. In the event any provision contained in this Debenture shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Debenture, and this Debenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         c. Successors. This Debenture shall be binding upon the Company, its legal representatives, successors and assigns, and inure to the benefit of Holder, its legal representatives, successors and assigns.

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         d. Controlling Law. This Debenture shall be read, construed and governed in all respects in accordance with the laws of the State of California.

         e. Amendments. This Debenture may be amended only by an instrument in writing and executed by the party against which enforcement of the amendment is sought. The Holders of in excess of 67% of the principal amount of Debentures then outstanding shall have the right to amend, modify and make any changes in the terms of the Debentures, which shall be binding on the remaining balance of the principal amount of Debentures then outstanding, except for those provisions hereof relating to payment of principal and interest.

    15. NOTICES. All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if address to:

                  Company:          Spare Backup, Inc.
                                    72-757 Fred Waring Drive
                                    Palm Desert, CA  92260

                  Holder:           __________________________
                                    __________________________
                                    __________________________
                                    __________________________

posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts. Any party may change said address by giving the other party hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

    16. HEADINGS. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

    IN WITNESS WHEREOF, the undersigned has caused this Debenture to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                        SPARE BACKUP, INC.



                                        By:
                                            -------------------------
                                            Cery Perle, President/CEO

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